E-1
                 GIVENCHY CORPORATION


                   LICENSE AGREEMENT

                    (Version No. 2)
                 GIVENCHY CORPORATION

                   LICENSE AGREEMENT


     AGREEMENT, dated as of the 1st day of January, 1994 between GIVENCHY CORPORATION, a Delaware corporation (the "LICENSOR"), having an office at 21 East 75th Street, New York, New York 10021, U.S.A., and VICTORIA CREATIONS, INC., a Rhode Island corporation (the "LICENSEE"), having an office at 30 Jefferson Park Road, Warwick, Rhode Island 02888.

                      WITNESSETH
                      ----------

     WHEREAS, GIVENCHY S.A., a corporation organized and existing under the laws of France ("Givenchy Paris") , the owner of the rights in the Territory defined in the Summary Sheet (the "Territory") to the trademarks (the "Trademarks") set forth on the Summary Sheet, has granted LICENSOR, the right to use and grant licenses in the Territory under the Trademarks; and

     WHEREAS, Givenchy Paris has established a worldwide reputation for manufacturing, selling and licensing for sale luxury and fashion items to be sold in stores selling high fashion and high quality products. In order to maintain such standards, Givenchy Paris directly and through LICENSOR participates in the design of products which it licenses to others and has established and maintains quality standards and controls for licensed products and services bearing the Trademarks; and

     WHEREAS, LICENSEE desires to obtain a license to use the Trademarks in connection with the manufacture, distribution and sale in the Territory of the Products (the "Products") set forth on the Summary Sheet;

     NOW THEREFORE, in consideration of the mutual agreements set forth in this Agreement, the parties hereby agree as follows:

1. GRANT OF LICENSE. LICENSOR hereby grants to LICENSEE an exclusive and nonassignable right and license within the Territory, for the term of this Agreement:

     (a) To use the Trademarks in connection with the manufacture, distribution and sale of the Products for which LICENSEE has obtained LICENSOR's approval, under the terms and conditions hereinafter set forth and subject to LICENSOR's reserved rights under this Agreement. The license hereby granted extends only to the specified Products. Notwithstanding anything contained in this Agreement to the contrary, LICENSOR shall have the right to manufacture and cause to be manufactured similar goods in the Territory exclusively for sale outside the Territory.

     (b) To use and display the Trademarks, but solely in advertising and promoting the Products in the Territory, within the limits hereinafter set forth, to the specific exclusion of any use in any combination or form in connection with any other products or with LICENSEE's overall business operation or in LICENSEE's trade or corporate names.

     (c) LICENSEE, recognizes and acknowledges that LICENSOR is a party to license agreements with other licensees to manufacture and distribute men's and women's apparel, accessories and other articles and that evolving changes make it difficult for the parties to this Agreement and such other agreements to define with precision such apparel, accessories and other articles. Accordingly,

          (i) LICENSOR and LICENSEE agree to use their best efforts to avoid any conflicts between or among the definitions of any apparel, accessories or other articles licensed under agreements with other licensees, or reserved to LICENSOR hereunder, and the Products licensed under this Agreement, provided, however, that LICENSOR shall incur no liability to LICENSEE in this regard. In case of a conflict between or among the definitions of any apparel, accessories or other articles licensed under agreements with other licensees or reserved to LICENSOR hereunder, and the Products licensed under this Agreement, LICENSOR reserves the right to resolve any such conflict, taking into account the natural channels of distribution of the Products and such other apparel, accessories or other articles and the protection of the Trademarks. LICENSOR' s decision in resolving such conflicts shall be final and binding.

          (ii) LICENSEE agrees that it will not directly or indirectly engage in any conduct which infringes or contributes to infringement of the legal rights of third party licensees who have Givenchy trademark licenses for other products in the Territory or other jurisdictions, and for Products in other jurisdictions.

     (d) If LICENSEE fails to manufacture, distribute or sell a reasonable number as determined by LICENSOR of each Product licensed hereunder within ____________ months from the effective date of this Agreement, LICENSOR has the right to terminate LICENSEE's right to use the Trademarks in connection with the manufacture, distribution and sale of any such under-commercialized Products upon 90 days' written notice to LICENSEE.

2.   TERM AND TERRITORY.

     (a)  Term.  This Agreement shall begin on the Commencement
Date (the "Commencement Date") and end on the Termination Date
(the "Termination Date") set forth on the Summary Sheet, unless sooner terminated as provided in this Agreement.

     (b) Territory. The license herein granted shall extend only to the Territory as set forth in the Summary Sheet.

          (i) The license herein granted shall not extend to (A) free ports and duty-free stores, (B) armed forces installations inside and outside the Territory, (C) any airlines for sale on board their aircraft on international flights, (D) duty-paid shops serving airports or operated in connection with duty-free shops, and (E) any boutique owned, licensed or franchised by LICENSOR.

          (ii) LICENSEE shall promptly refer to LICENSOR all orders or inquiries relating to the Products from outside the Territory, as well as any inquiries relating to those outlets excluded in Section 2(b)(i) above. LICENSOR reserves the right to supply any such boutique, airline or duty-free or duty-paid shop, from any source whatsoever. At LICENSOR's request, LICENSEE shall use its best efforts to supply any such boutiques with a special line of Products compatible with the special merchandising requirements of such boutiques. Any and all sales of Products by LICENSEE to any such boutique, airline or shop shall be subject to the terms of this Agreement and LICENSEE shall be obligated to pay to LICENSOR all royalties as provided herein on account of such sales.

          (iii)Licensee shall not sell to any accounts within the Territory which ship Products outside the Territory. In addition, LICENSEE shall not knowingly sell to anyone who intends to transship Products and shall otherwise use its best efforts to prevent the export of the Products outside the Territory.

3. GIVENCHY LABEL AND TRADEMARKS. During the term of this Agreement, LICENSEE will only use the labels as indicated on the Summary Sheet or as later approved by the LICENSOR in writing in its sole and absolute discretion. The license herein granted shall not transfer to LICENSEE any legal or beneficial property rights whatsoever to the name "Givenchy" or the Trademarks or the goodwill now associated or to become associated therewith.
LICENSEE shall only use the Trademarks on the terms and conditions set forth in this Agreement. Each Trademark shall be used in its entirety and as part of an approved label.

     (a) For purposes of this Agreement, "Trademarks" shall be limited to the exact wording of the trademarks set forth on the Summary Sheet and shall not include variations thereof. LICENSOR expressly reserves the right to use or license the use of the name GIVENCHY, either alone or in combination with any other words or phrases other than MONSIEUR, including without limitation GIVENCHY GENTLEMAN, on Products in the Territory.

4. DESIGN AND CREATION OF LINE. LICENSEE and LICENSOR shall work together to design and create an appropriate number of Products for each season. LICENSOR may provide LICENSEE with product sketches, samples and color tendencies and LICENSEE shall give these due consideration in design of Products for each season. LICENSOR shall make available to LICENSEE, at all reasonable times, the assistance and design consultation of the Givenchy Paris Design Studio. All costs incurred in the manufacture of any patterns, models, samples or prototypes shall be for the account of LICENSEE.

     (a) At least _____ days prior to the commencement of each season, LICENSEE shall, and at any other time during the term of this Agreement, LICENSEE may submit to LICENSOR for its express written approval a reasonable number of new, hitherto unpublished Product designs created by or for LICENSEE which LICENSEE proposes to sell under this Agreement. Such designs shall be accompanied by all necessary design specifications relating thereto, including, but not limited to workmanship, fabric, and any other materials and colors and such samples as LICENSOR may request. However, no designs, including without limitation those submitted by LICENSEE and those created by the joint efforts of LICENSEE and LICENSOR (or the Givenchy Paris Design Studio), shall be manufactured (except for samples manufactured solely for LICENSOR's inspection), distributed, or sold until such designs have received LICENSOR's express written approval.

     (b) LICENSEE shall strictly adhere to all designs approved by LICENSOR. Any departure or variance from such designs, including but not limited to any change of workmanship, fabric or other materials or colors, must receive the prior written approval of LICENSOR, failing which such departure or variance shall be deemed to constitute a breach of this Agreement.

     (c) All right, title and interest in and to samples, sketches, ideas, designs, and suggestions, and other materials furnished by or approved by LICENSOR or Givenchy Paris, in connection with the Products, including any modifications or improvements thereof, shall be the sole property of LICENSOR.

5. EXCLUSIVITY. LICENSEE shall not use or incorporate for use any ideas, designs or suggestions furnished by or approved by LICENSOR, including, but not limited to styling features and patterns, in articles manufactured or sold by LICENSEE, directly or indirectly, other than the Products offered for sale under this Agreement, nor sell to any third party or disclose the same except through the promotion and sale of Products under this Agreement.


6.   ROYALTIES; CERTIFIED STATEMENTS; CLOSE-OUT SALES.

     (a) Percentage Royalty. LICENSEE shall pay LICENSOR an amount equal to a percentage ("Percentage Royalty") of all Net Sales (as hereinafter defined) effected by LICENSEE during each calendar year during the term of this Agreement, at the rate designated on the Summary Sheet opposite the heading "Percentage Royalty". Net Sales shall mean gross sales invoiced during the period of reference minus actual customary trade discounts actually granted (except discounts for cash and early payment; all such customary trade discounts shall be identified on the invoice) not to exceed ________ percent, returns, sales taxes, if any, and special freight and insurance charges where identified and billed separately on the invoice. Sales to affiliates, LICENSEE owned outlet stores, distributors and wholesalers shall be included in the computation of Net Sales at no less than LICENSEE's highest actual selling price charged to independent retail outlets for the Products in question during the season in question, for the purpose of computing the Percentage Royalty. Percentage Royalty shall be calculated and payable on Close-Out Sales (as hereinafter defined) in accordance with Section 6(i)(iv) and (v) hereof. Percentage Royalty shall be calculated on a quarterly basis for the periods ending on the last day of March, June, September and December of each year during the Term.

     (b) Minimum Royalty. LICENSEE agrees to pay to LICENSOR during the term of this Agreement for and as a guaranteed minimum annual royalty ("Minimum Royalty") the amount set forth opposite the heading "Minimum Royalty" on the Summary Sheet. LICENSEE shall pay the Minimum Royalty in equal quarterly installments, each such installment to be paid not later than the 1st day of each calendar quarter. If such 1st day is not a Business Day (as hereinafter defined), then the Minimum Royalty shall be paid not later than the next succeeding Business Day. The first installment of the Minimum Royalty shall be paid upon the execution of this Agreement. If such first installment payment is for a period of less than three months, such installment payment shall be prorated. The obligation to pay the Minimum Royalty is an independent obligation under this Agreement and is not subject to set-off. In no event shall Minimum Royalty payments be repayable or refundable to LICENSEE or carried forward to the following year. Once the Percentage and Minimum Royalty payments received by LICENSOR in any year equal the full Minimum Royalty for that year, no further payments of Minimum Royalty shall be due for that year; Percentage Royalties shall continue to be payable on a quarterly basis.

     (c) Over-Royalty. "Over-royalty" shall mean the excess of Percentage Royalties due quarterly over Minimum Royalty payments made quarterly. If calculation indicates that the Percentage Royalty due for the quarter in question exceeds the Minimum Royalty installment paid for such quarter pursuant to Section 6(b) hereof, the Over-royalty, if any, shall be paid by LICENSEE to LICENSOR on or before the last Business Day of the month following the end of the quarter in question (the "Quarterly Payment Date"). "Business Day" shall mean any day other than a Saturday, Sunday or legal holiday under the laws of the State of New York.

     (d)  Payment.

          (i) The foregoing Percentage and Minimum Royalties shall be payable in U.S. dollars on all Products, even though such Products are sold or distributed (x) in violation of this Agreement or (y) without bearing a label authorized pursuant to Paragraph 3 of this Agreement, without prejudice to LICENSOR's right to terminate this Agreement as a result of such violations.

          (ii) LICENSEE shall effect no deduction from any payments to be made under this Agreement for any reason.

          (iii)Without limiting LICENSOR's right to terminate under Paragraph 14, in the event that LICENSEE fails to make timely payments to LICENSOR under subparagraphs 6(a), 6(b) or 6(c) of this Agreement, LICENSEE shall pay to LICENSOR on demand the amounts due together with interest at the rate publicly designated from time to time as the prime, reference or base rate by Citibank, N.A. plus 2%, on any overdue amount, such interest to commence accruing on the ________ day such payment is late. For sales made outside the United States (if permitted by the Summary Sheet), Percentage Royalties shall be computed initially in the local currency and converted into U.S. dollars at the exchange rate quoted by Citibank, N.A. in New York City on the date of payment. Minimum Royalties shall be paid in the full amount of U.S. dollars listed on the Summary Sheet.

     (e) Certified Quarterly Statements. LICENSEE agrees that on or before the last Business Day of January, April, July and October of each year during the term of this Agreement, it will furnish LICENSOR with a complete and accurate statement of its sales of the Products for the preceding three month period ending on the last day of March, June, September and December, respectively, which statement shall be on LICENSOR's standard Quarterly Sales Report form, as the same may be amended from time to time. Such statements of LICENSEE's sales shall be certified as complete and accurate by LICENSEE's chief financial officer and shall show for each three month period, quantities shipped, by country, Product and sub-category of Product, if applicable, less any deductions authorized in accordance with subparagraph 6(a) of this Agreement.

     (f) Certified Yearly Statement. LICENSEE agrees that on or before the last Business Day of January of each year during the term of this Agreement, it will furnish LICENSOR with a complete and accurate statement (a "Yearly Statement") of its sales of the Products for the immediately preceding year. Each Yearly Statement also shall contain a reconciliation of any differences reflected in the quarterly statements submitted to LICENSOR pursuant to subparagraph 6(e) of this Agreement. Each Yearly Statement shall be certified as complete and accurate by LICENSEE's chief financial officer and shall show for the year reported, quantities shipped, by country, Product and sub-category of Product, if applicable, less any deductions authorized in accordance with sub-paragraph 6(a) of this Agreement.

     (g) Format for Certified Statements. Each statement provided pursuant to subparagraph 6(f) of this Agreement shall, as nearly as possible, conform to the following format for the Products covered:

                              Value (US$)         Quantity
                              -----------    --------
Total invoiced gross sales
of ________________________
___________ in the Territory       $ -----------

Less:Returns, special freight
     and insurance charges
     billed separately and
     sales taxes              $ ----------        --------

Less:Actual customary trade
     discounts (listed on invoices)$ ----------
- - --------

Net Sales                     $ ----------

(Gross) Percentage Royalty         $ __________

Less Minimum Royalty          $ ----------

(Net) Percentage Royal Payable     $ ----------

     (h) Net Sales Shortfall. In the event the Net Sales achieved by LICENSEE during the third or any subsequent year during the term of this Agreement do not result in Percentage Royalties which equal or exceed the Minimum Royalty as set forth in the Summary Sheet for the corresponding year, LICENSEE, nonetheless, shall pay the Minimum Royalty for such year, but in such event, LICENSOR may, at its option, effective upon notice to LICENSEE no later than 90 days following the end of such year, terminate this Agreement. In the event of such termination, LICENSEE shall dispose of its remaining inventory as provided in Paragraph 16 of this Agreement. As of the effective date of the termination of this Agreement pursuant to this subparagraph 6(h), LICENSEE shall cease to be liable for prospective Minimum Royalty payments as provided in subparagraph 6(b) of this Agreement, but LICENSEE shall render certified statements of sale to LICENSOR and make any Percentage Royalty payments as indicated by such statements within 15 days of rendering such certified statements to LICENSOR.

     (i) Close-Out Sales. LICENSOR acknowledges that LICENSEE'S operations necessarily entail the need to dispose of certain quantities of unsold Products through Close-Out Sales, while LICENSEE acknowledges that the excessive or indiscriminate disposal of Products through Close-Out Sales may adversely affect the prestige associated with the Trademarks. "Close-Out Sales" shall mean and be limited to sales of discontinued styles or leftover inventory of high-quality Products at the end of a product run or the end of a season.

          (i) LICENSEE agrees to use its best efforts to plan and conduct its manufacturing and sales operations so as to limit, insofar as possible, the quantity of Close-Out Sales and to dispose of unsold Products, preferably through normal channels of distribution, and otherwise only through stores specializing in high quality Close-Out Sales and approved in writing by LICENSOR.

          (ii) It is LICENSOR's policy to approve for Close-Out
Sales those stores that offer for sale in significant quantities and at comparable prices, at least five other Couture House or designer-labeled product lines bearing names of French, Italian or American Couture Houses or designers of status comparable to that of Givenchy, provided such stores do not identify such Couture
Houses or designers in advertising.

          (iii)LICENSEE agrees that Close-Out Sales in any year shall not exceed 33% of the aggregate Net Sales of Products (measured in dollars, not units, but excluding all Close-Out Sales) sold in such year during the term of this Agreement. LICENSEE agrees that it will not ship any Products for Close-Out Sales until at least 90 days have elapsed from the date of the first showing of the season's collection of which the Products to be so sold are a part.

          (iv) To the extent that Close-Out Sales in any year do not exceed 33% of the aggregate Net Sales of Products (measured in dollars, not units, but excluding Close-Out Sales) in such year, the Percentage Royalty calculated as provided in subparagraph 6(a) shall be payable thereon.

          (v)  To the extent Close-Out Sales in any year exceed
33% of the aggregate Net Sales of Products (measured in dollars, not units, but excluding Close-Out Sales) in such year, (1) LICENSEE shall cause all Products sold in such Close-Out Sales to be thoroughly and permanently de-branded (if possible) and sold without any reference to or mention of the Trademarks, and (2) the Percentage Royalty calculated as provided in subparagraph 6(a) shall be applied to LICENSEE'S highest actual selling price charged to independent retail outlets for the Products in question during the season in question. Debranding for the purposes of this subparagraph 6(i)(v) shall include, without limitation, the removal of any and all tags, labels, cartons, wrapping, packaging, buttons, crests and any other elements that identify the Products with the Trademarks. LICENSEE acknowledges that Close-Out Sales described in this subparagraph 6(i)(v) shall constitute a breach of this Agreement and the acceptance by LICENSOR of the royalties provided herein in respect of such sales shall not constitute a waiver of any other rights LICENSOR may have under this Agreement by reason of such breach, including, without limitation, the right to terminate this Agreement pursuant to Paragraph 14.

     (vi) Not later than the last Business Day of January of each year during the term of this Agreement, LICENSEE shall furnish
LICENSOR with a statement conforming to the following format:
                              Value  (US$)   Quantity
                              -------------------

     Total Net Sales
     (excluding Close-Out Sales)   $ -----------  --------

     Total Close-Out Sales         $ -----------  --------

     Close-Out Sales as a
     percentage of Net Sales
     (excluding Close-Out Sales)   -------------------

     (j) Audit Provisions. During the term of this Agreement and (i) for three years thereafter, or (ii) until the resolution of any dispute arising out of or otherwise relating to the transactions contemplated by this Agreement, whichever is later, LICENSOR and its duly authorized representatives on 15 days' notice shall have the right, at all business hours, at any time during the year, to an examination or audit of LICENSEE's books of account and records required by or relating to this Agreement, and of all other documents, materials and inventories in the possession or under the control of LICENSEE with respect to the subject matter and terms of this Agreement, pertaining to any period within the immediately preceding six years, and shall have free and full access thereto for said purposes and for the purpose of making copies and/or extracts therefrom. Upon demand of LICENSOR and upon reasonable notice, LICENSEE shall at LICENSOR's expense furnish to LICENSOR, in addition to the information described herein, a detailed statement by an independent public accountant, selected by LICENSOR, showing the number of Products and aggregate Net Sales by categories in reasonable detail of the Products manufactured, distributed and/or sold by LICENSEE, as well as all amounts spent by LICENSEE for Advertising (as hereinafter defined), to the date of LICENSOR's demand. If any examination or audit procedures are delayed because
(i) the LICENSEE is not prepared with requested data on the appointed date, or (ii) the documents required to be maintained are found to be unavailable, the LICENSEE will pay the additional examination or audit costs incurred for such circumstances and the period during which LICENSOR may examine or audit shall be extended to allow LICENSOR to complete such examination or audit.
In the event that an examination or audit of LICENSEE's books and records shall reveal that LICENSEE's royalties were understated by an amount equal to 3% or more in any year, or that LICENSEE's expenditures for Advertising reported pursuant to paragraph 9 were overstated by 5% or more in any year, then LICENSEE shall bear the full cost of such examination or audit. The exercise by LICENSOR of any right to examination or audit from time to time or the acceptance by LICENSOR of any statement or payment shall be without prejudice to any of LICENSOR's rights or remedies and shall not affect (i) LICENSOR's right to thereafter dispute any payment or the accuracy of any statement or (ii) LICENSEE's liability for any sums due under this Agreement.

7. PRODUCT PRODUCTION. LICENSEE agrees that during the term of this Agreement it will give and devote its best efforts to the diligent manufacture, distribution and sale of the Products, including the advertising effort called for by Paragraph 9 of this Agreement. LICENSEE agrees that the Products covered by this Agreement and their packaging shall be of the highest standard and of such style, appearance, distinctiveness and quality as to protect and enhance the prestige of LICENSOR, Givenchy Paris and of the Trademarks and the goodwill associated therewith, and that such Products will be manufactured, packaged, sold and distributed in accordance with all applicable Federal, State and local laws.

     (a) Product Approvals. At least ______ days prior to the commencement of each season, LICENSEE shall submit to LICENSOR for approval samples of all Products which LICENSEE proposes to offer for sale under the Trademarks during such season, including Products approved for sale in a prior season. LICENSEE shall not sell any Products until the corresponding samples have been approved by LICENSOR in writing. LICENSOR reserves the right to withdraw approval of any Product whose quality or workmanship undergoes deterioration and which deterioration of quality or workmanship is not corrected to LICENSOR's satisfaction within 60 days of notice of such deterioration from LICENSOR. LICENSEE shall not distribute or sell any disapproved or otherwise defective items.

     (b)  Control of Inventory.    LICENSEE  shall   cause   its
manufacturers to produce only the quantity of the specific Products ordered by LICENSEE. LICENSEE further agrees to assume all responsibility for the control and safekeeping by it or any manufacturer or subcontractor of all inventory of Products, whether finished or work in process, as well as labels and promotional materials using the Trademarks. LICENSEE hereby indemnifies and holds LICENSOR harmless against any loss, damage or expense arising from any breach of LICENSEE's duties under this subparagraph 7(b), including, without limitation, any legal expenses incurred in pursuing infringers or counterfeiters, the provisions of subparagraph 10(a)(ii) notwithstanding.

     (c)   Packaging Approval.  LICENSEE shall submit to
LICENSOR for prior approval samples of all tags, labels, packaging (including cartons, containers and wrapping or packing materials) and all advertising, promotional or display materials and stationery, sales documents and other items bearing or using the Trademarks. LICENSEE shall not use any of the foregoing items until the corresponding samples have been approved by LICENSOR in writing.

     (d) Samples. Upon LICENSOR's written request, LICENSEE shall furnish without cost to LICENSOR a reasonable number of random production samples per year of each Product being manufactured and sold by LICENSEE hereunder, together with any tags, labels, cartons, containers and packing or wrapping material used in connection therewith. LICENSEE shall immediately cease manufacturing any Product which, in the judgment of LICENSOR, is defective and, upon request of LICENSOR, shall immediately remove from all channels of distribution and destroy such defective Products.

     (e) Changes. After LICENSOR's approval has been obtained for samples of Products, tags, labels, cartons, containers, packing or wrapping material, advertising, promotional and display material, stationery, sales documents and other items, LICENSEE shall not depart therefrom in any respect without again obtaining LICENSOR's prior written approval.

     (f) Facilities Inspection. LICENSOR and its duly authorized representatives shall have the right, during normal business hours and upon reasonable notice, to inspect all facilities used by LICENSEE (and its contractors and suppliers to the extent LICENSEE may do so) in connection with its manufacture, assembly, sale, storage, or distribution of the Products, and to examine the Products in process of manufacture and when offered for sale within LICENSEE's operation.

     (g) Notices. LICENSEE agrees that it shall cause to appear on or within each Product offered for sale under this Agreement, and on or within all advertising, promotional or display material and on stationery and sales documents bearing or using the Trademarks and on any and all labels, tags, cartons, containers, packing and/or wrapping materials bearing any Trademarks, appropriate notices pursuant to any law or statute of the United States and any other applicable jurisdiction, and any patent, trademark, copyright or other notices required to protect LICENSOR's rights in the Trademarks or otherwise deemed appropriate or necessary by LICENSOR.

     (h) Country of Origin. Prior to the manufacture of any Products, LICENSEE shall advise LICENSOR of the proposed country of origin thereof and the name of the manufacturer. LICENSEE shall not manufacture or have manufactured any Products until LICENSOR has approved in writing (in LICENSOR's sole discretion) the country of origin and the manufacturer, nor shall LICENSEE thereafter change the country of origin or the manufacturer thereof without LICENSOR's prior written approval (given in LICENSOR's sole discretion).

8. SALES AND PROMOTION. LICENSEE's policy of sale and distribution of the Products and exploitation of the Trademarks shall be of the highest standard through prestigious channels so that the same shall in no manner reflect adversely upon the good name of the LICENSOR, Givenchy Paris, Hubert deGivenchy or the Trademarks and shall in fact enhance the prestige of LICENSOR, Givenchy Paris and the Trademarks.

     (a) Sales Personnel. LICENSEE shall use its best efforts to advertise and sell the Products in the Territory and to develop and maintain a strong and growing business in the Products during the term of this Agreement. To that end, LICENSEE shall designate and maintain sales personnel adequately trained to sell the Products and LICENSEE shall maintain a showroom area for the sale of the Products distinct from that of all LICENSEE's other operations.

     (b) Showroom. In order to maintain a uniform international image for articles licensed by LICENSOR and its affiliates throughout the world, LICENSEE shall maintain a permanent and separate area for the sale of the Products distinct from that of all LICENSEE's other operations.

     (c) Sales to Fine Department and Better Specialty Stores. LICENSEE shall distribute the Products or cause the Products to be distributed only to prestige department and better specialty stores of the highest quality for resale to the ultimate consumer of such Products, such as the ones listed on Schedule A. LICENSEE shall on the last Business Day of January of each year during the term of this Agreement furnish LICENSOR with a current list with the names and addresses of its customers and/or distributors for Products in the Territory, showing the annual sales volume for each customer for the preceding year. LICENSEE shall keep LICENSOR fully and promptly informed of any changes in price lists and sales policies relating to the Products. LICENSEE shall cooperate with LICENSOR to ensure coordination wherever advisable among the advertising and promotional and sales efforts of LICENSEE and those of LICENSOR and the other licensees of LICENSOR. LICENSEE shall cooperate fully with LICENSOR'S duly authorized public relations representative.

     (d) Sales to Mail Order; Premiums. LICENSEE agrees not to sell the Products through any mail-order channel of distribution (including, without limitation, credit card, home shopping or mail order catalogues) without the prior written consent of LICENSOR. LICENSOR and LICENSEE agree that if LICENSOR has approved a mail-order vendor, such approval may be withdrawn at a later date by written notice to LICENSEE. In such event LICENSEE may complete commitments entered into prior to receipt of such notice from LICENSOR. Without the prior written consent of LICENSOR, LICENSEE shall not distribute, market or sell any Product as a premium, at no charge to the recipient or at less than the usual selling price for the purpose of increasing the sale of, or publicizing any product or service, or for any other giveaway or promotional purpose.

9. ADVERTISING AND PUBLIC RELATIONS. The parties agree that a consistent and uniformly applied advertising and promotional policy plays a vital role in the merchandising and sales development of Products, and that LICENSEE stands to benefit from the enhancement of the Trademarks and their prestige and goodwill and from the coordination of advertising under this Agreement with advertising undertaken by LICENSOR jointly with its other United States licensees.

     (a) Annual Advertising Amount. LICENSEE agrees that during the term of this Agreement, LICENSEE shall comply with the following:

          (i) Marketing Plan. On or before November 15 of each year, LICENSEE shall deliver to LICENSOR a Marketing Plan and Budget for the following year including trade advertising, consumer advertising, coordinated advertising, press relations and other promotional activities. LICENSEE and LICENSOR shall promptly meet to discuss, refine the final Marketing Plan and Budget, which shall be subject to approval by LICENSOR, and determine, within the parameters set forth below, how the Annual Advertising Amount (hereafter defined) shall be spent.

          (ii) Required Advertising. LICENSEE shall expend at least the following amounts (collectively the "Annual Advertising Amount") in each year during the term of this Agreement for the purpose of advertising, promoting and publicizing the Products
(such advertising, promotion and publicizing shall be referred to as "Advertising"):

               (A)  Trade Advertising.  During the first
Contract Year, LICENSEE shall expend for advertising in trade publications and its share of cooperative advertising (in which a third party contributes to advertising expenses incurred) ("Trade Advertising") an amount not less than the amount listed on the Summary Sheet. For later Contract Years, LICENSEE shall expend for Trade Advertising an amount not less than 1% of the greater of projected Net Sales of Products for the Contract Year in question or actual Net Sales for the prior Contract Year. "Contract Year" shall mean each calendar year during the term of this Agreement.

               (B)  Consumer Advertising.   During the first
Contract Year, LICENSEE shall spend not less than the amount set forth on the Summary Sheet for general consumer advertising of Products ("Consumer Advertising"). For each additional Contract Year during the term of this Agreement, LICENSEE shall expend for Consumer Advertising an amount not less than 1% of the greater of projected Net Sales of Products for the Contract Year in question or actual Net Sales for the prior Contract Year.

          (iii)Coordinated Advertising. If requested, LICENSEE shall contribute to LICENSOR an amount to be used by LICENSOR in its sole discretion for coordinated advertising of Products with other Givenchy products and/or advertising promoting the Givenchy name generally ("Coordinated Advertising").

          (iv) Exclusions. The following items shall NOT constitute expenditures by LICENSEE for the purpose of computing the Annual Advertising Amount: (1) any third party expenditures for cooperative advertising and (2) expenses incurred, directly or indirectly, by LICENSEE (x) in connection with its participation in trade shows, (y) in connection with the appearance of any of the Products in a sales catalog and (z) for tags, labels and packaging. All of LICENSEE's expenditures for Advertising shall be subject to audit by LICENSOR in accordance with Paragraph 6 of this Agreement.

          (v) Advertising Shortfall. If LICENSEE fails to expend at least the minimum amounts required for Consumer or Trade Advertising, or fails to pay to LICENSOR at least any requested amount for Coordinated Advertising, during any one year, the amount of the shortfall shall be added to the corresponding minimum amounts required to be expended during the following year. Notwithstanding the foregoing, failure by LICENSEE to expend at least the minimum amount required for Consumer or Trade
Advertising, or failure by LICENSEE to pay to LICENSOR at least the minimum amount required for Coordinated Advertising, for any Contract Year prior to the end of such Contract Year shall give LICENSOR the absolute right to terminate this Agreement upon _____ days written notice to LICENSEE, such right of termination to be in addition to any other remedies (including without limitation recovery of money damages) otherwise available to LICENSOR. LICENSEE's right to cure under Paragraph 14 shall not apply to this subparagraph 9(a)(v).

     (b) Advertising Format. The format of all advertising conducted by LICENSEE shall be LICENSOR's standard format for licensee advertising as provided by LICENSOR. Said material will be provided by LICENSOR at LICENSEE's expense within thirty days after written request by LICENSEE.

          (i) All Advertising materials shall be submitted to LICENSOR for its approval in sufficient time to allow LICENSOR to comment and review the same prior to the placement of such materials with the media. To the extent reasonably practicable, where other products are used they shall be selected from other licensees of LICENSOR. LICENSOR shall assist LICENSEE in coordinating requests for such products manufactured by other licensees.

          (ii) Only the Trademarks shall be used in Advertising.
No other trademark or trade name, including LICENSEE's own trademark or trade name, may be associated with the Trademarks. Notwithstanding anything to the contrary contained in this subparagraph 9(b)(ii), another trademark or trade name may, in LICENSOR's sole and absolute discretion, be associated with the Trademarks in the following cases: (x) in cooperative advertising in which the Trademarks are associated with the names of one or more retailers who sell the goods to consumers; (y) in trade papers or trade magazines in which LICENSEE's name is associated with the Trademarks; (z) in Advertising in which a tradename is used to designate materials used in manufacturing the Products. LICENSEE agrees to submit to LICENSOR any and all news releases, advertising, publicity or promotional material from any and all media and in any and all forms in which such items appear as soon as such items are available to LICENSEE. Any and all Advertising relating to the Trademarks, the Products, the LICENSOR, Givenchy Paris, and Hubert de Givenchy must be of the highest standard and of such style, appearance, distinctiveness and quality as to protect and enhance the prestige associated with the Trademarks, the Products, LICENSOR, Givenchy Paris, and Hubert de Givenchy. LICENSEE shall not use any Advertising that has not been approved in advance by LICENSOR in writing. LICENSEE agrees that it shall not, in any Advertising or otherwise, use any (x) information regarding the personal life or (y) photograph or photographs, of Hubert de Givenchy without his prior written consent.

10.  TRADEMARK, COPYRIGHT AND PATENT PROTECTION.

     (a) Trademark Protection. LICENSEE recognizes the great value of the goodwill associated with the Trademarks, and the identification of the Products with the Trademarks, and acknowledges that the Trademarks and trademark registrations therefor are valid and subsisting and all rights therein and the goodwill pertaining thereto belong exclusively to Givenchy Paris, and have acquired a secondary meaning in the minds of the trade and purchasing public.

          (i) LICENSEE shall promptly upon learning of same notify LICENSOR of the facts and circumstances surrounding any alleged infringement or counterfeiting of the Trademarks or misappropriation of any right of LICENSOR known to LICENSEE. LICENSOR shall have the exclusive right (but shall not be obligated) to take action with respect to any such infringement or counterfeiting, at LICENSOR's sole expense, including, without limitation, the right, in its own name and that of LICENSEE, to commence and prosecute any suit or other proceeding against any such infringer or counterfeiter or join LICENSEE as a party thereto. Any recovery obtained in such proceeding shall belong to LICENSOR. LICENSEE shall cooperate with LICENSOR in any such proceeding, and in connection therewith (and without limitation), LICENSEE shall provide such evidence and give such testimony as may reasonably be requested by LICENSOR. LICENSEE shall not commence any suit or other proceeding against any such infringer or counterfeiter without the prior written consent of LICENSOR and only then on such terms as LICENSOR shall dictate.

          (ii) LICENSOR shall use reasonable efforts to register where appropriate, and maintain or cause to be maintained, the Trademarks in the Territory so long as the same shall be used in commerce to enable the Products to be distributed and sold in the Territory under the Trademarks as provided in this Agreement.

          (iii)LICENSEE agrees not to use any of the Trademarks, any name confusingly similar thereto or any initials of the Trademarks as all or part of its corporate name or as all or part of the name of any corporation, partnership, association, trust or other entity which LICENSEE controls. Without the prior written consent of LICENSOR, LICENSEE shall not do business under any Trademark or use any Trademark as its own tradename, trademark or slogan.

          (iv) LICENSEE agrees not to use in or on the Products, on the labels, tags, packaging or wrapping materials, any trademark or tradename, other than the Trademarks. This restriction includes LICENSEE's own trademark or tradename, any trademark or tradename used to designate the materials used in manufacturing the Products, or the tradename or trademark of any retailer selling the Products, unless LICENSEE has received LICENSOR's prior written approval with respect thereto.

     (b) Copyright Protection. To the extent that any Product includes in whole or in part, any work which is protectible under ___________________________________:

          (i) LICENSEE shall assist LICENSOR in procuring at LICENSOR's request any copyright registrations. The cost of obtaining and maintaining such copyright registrations shall be borne solely by LICENSOR. Any Products for which copyright registrations have been obtained shall have permanently affixed thereto an appropriate copyright notice as specified by LICENSOR such as, without limitation and by way of example,

                c Givenchy S.A. 19----.

LICENSEE recognizes the importance of having such copyright notice permanently affixed to each and every such Product from the very first public offering or sale thereof, for example, by sewing into any such Product or Products a permanent label bearing such copyright notice or imprinting the notice on the Product or Products.

          (ii) LICENSOR shall own the entire right, title and interest in and to any such copyright and registration thereof, subject only to the exclusive license to LICENSEE to use such copyright during the term of this Agreement. During the term of this Agreement, LICENSOR shall have the sole and exclusive right, but not the obligation, to preclude infringements of such copyrights, including the commencement of actions against infringers. LICENSEE agrees to fully cooperate with LICENSOR in the enforcement of any such copyrights, including, without limitation and by way of example, executing any and all necessary documents to obtain, maintain and enforce such copyrights and joining as a party plaintiff in any litigation commenced by LICENSOR.

          (iii)In the event that there comes to the attention of the LICENSEE any infringement of any copyright relating to any of the Products or of any other Givenchy article, LICENSEE shall promptly give LICENSOR written notice of the facts of such infringement known to LICENSEE.

     (c) Patent Protection. To the extent that any Products licensed hereunder shall be protectible under _________________________________________:

          (i) LICENSEE shall, at the request of LICENSOR take such steps as deemed appropriate and reasonably necessary by LICENSOR to enable LICENSOR to file for and obtain such foreign and/or domestic patents on such Products with the cost of obtaining and maintaining any such patents being borne solely by LICENSOR.

          (ii) LICENSOR shall own the entire right, title and interest in and to any such patents, subject to an exclusive license to LICENSEE hereunder during the term of this Agreement. During the term of this Agreement, LICENSOR shall have the sole and exclusive right, but not the obligation, to enforce any such patents and to preclude infringement thereof. LICENSEE agrees to fully cooperate with LICENSOR in the enforcement of any such patents including, without limitation and by way of example, executing any and all necessary documents to obtain, maintain and enforce such patents and joining as a party plaintiff in any litigation commenced by LICENSOR relating to such patents.

          (iii)In the event that there comes to the attention of the LICENSEE any infringement of any patent relating to any of the Products or of any other Givenchy article, LICENSEE shall promptly give LICENSOR written notice of the facts of such infringement known to LICENSEE.

11. SUBLICENSES. No sublicensing of LICENSEE's rights hereunder, even partial, shall occur, without the prior written consent of LICENSOR, which consent may be granted or withheld in LICENSOR'S sole and absolute discretion.

12. BOOKS AND RECORDS. LICENSEE shall keep accurate books of account and records covering all transactions arising out of or otherwise relating to this Agreement. All such books of account and records shall be kept available (x) for at least three years after the expiration or termination of this Agreement, or (y) until the resolution of any dispute arising out of or otherwise relating to the transactions contemplated by this Agreement, whichever is later. LICENSOR shall have access and audit rights with respect to LICENSEE's books and records in accordance with Section 6(j) hereof.

     (a) LICENSEE agrees that its books and records shall include, without limitation, the following documents: general ledger and sales, sales returns and any allowances recorded separately for the Products; sales unit totals for each month; copies of the cutting "lay plans" setting forth the quantities cut of all manufactured goods by LICENSEE (these reports shall be maintained under numeric control) ; copies of physical inventory observation count summaries, reconciliations and other workpapers showing the quantity physically on hand and the adjustment and/or reconciling items to the accounting records on the observation date(s), and records separately stating LICENSEE's expenditures for Advertising
(including without limitation all advertising invoices). All such documents will be retained for all annual and interim physical inventory verification procedures.

     (b) LICENSEE agrees that (i) the Products shall be separately invoiced such that sales of other products shall not be recorded on invoices with the Products, and (ii) invoices for the Products shall be sequentially numbered in a unique batch for sales.

     (c) Upon request, LICENSEE shall promptly provide such additional information as LICENSOR shall reasonably request for promotion and merchandising purposes, including but not limited to the volume of sales of Products by styles and categories, by geographical area and the volume of sales to major department and specialty stores.

13. INSURANCE; PRODUCT LIABILITY INDEMNIFICATION. LICENSEE does hereby indemnify and agree to save and hold harmless
LICENSOR and any parent, subsidiary or affiliate of LICENSOR (including, without limitation, Givenchy Paris and Hubert de
Givenchy), their officers, employees and agents (collectively hereinafter referred to as "LICENSOR" for purposes of this Paragraph 13), of and from any and all liability, claims, causes of action, suits, damages and expenses (including reasonable attorneys' fees and costs whether or not such fees were incurred in an action in which LICENSOR was named as a party), for which they or any of them may become liable or may incur or be compelled to pay in any action or claim against them or any of them for or by reason of any acts, whether of omission or commission, that may be committed or suffered by or on behalf of LICENSEE or any of its servants, contractors, agents or employees in connection with LICENSEE's performance of this Agreement, including, but not limited to any acts relating to the manufacture, distribution, sale or promotion of the Products licensed under this Agreement. In the event LICENSOR intends to enforce the indemnities herein set forth, prompt notice shall be given to LICENSEE of the claim. LICENSOR will cooperate in the defense thereof at LICENSEE's expense. LICENSEE agrees to carry throughout the term hereof insurance covering all risks of loss arising from alleged product and contractual liability (including, without limitation, claims relating to the design, manufacture, distribution, and/or intended use of any Product), with a limit of liability of not less than $5,000,000 per occurrence,and LICENSOR, Givenchy Paris and Hubert de Givenchy shall be named therein as additional insureds and a certificate evidencing such coverage shall be issued to LICENSOR. Said certificate shall provide for at least 30 days' prior written notice to LICENSOR in the event of cancellation of the insurance, and any certificate evidencing the renewal of insurance coverage shall be furnished to LICENSOR on or before the 15th day prior to the expiration or cancellation of the then existing insurance coverage.

14. TERMINATION FOR BREACH. If LICENSEE shall violate any of its obligations under this Agreement, LICENSOR shall have the right to terminate this Agreement and the license herein granted, without incurring any liability to LICENSEE, by giving to LICENSEE written notice of such breach and of the termination, or (in the case of a non-monetary default) intent to terminate, this Agreement. Unless LICENSEE shall have cured (i) a breach of any payment obligation within 5 days after the applicable due dates, or (ii) any other breach within 15 days after receipt of written notice of breach and termination from LICENSOR, this Agreement and the license granted herein shall automatically terminate on said 5th or 15th day as applicable. Termination of this Agreement and the license herein granted shall be without prejudice to any rights or remedies which LICENSOR may otherwise have against LICENSEE. The exercise or failure to exercise the aforementioned right of termination shall in no way be considered a waiver by LICENSOR of any right to arbitration as referred to elsewhere herein or of any other legal rights and remedies. Furthermore, the failure by LICENSOR to claim or enforce performance of any obligation set forth in this Agreement by LICENSEE for any length of time and however frequently repeated, shall not be deemed to be a continuing waiver or modification by LICENSOR of its contractual rights to the performance of such obligation by LICENSEE.

15.  TERMINATION FOR CHANGE OF CONTROL, INSOLVENCY OR
BANKRUPTCY.

     (a) Change in Control. This Agreement may be terminated by LICENSOR in the event of any Change in Control, as defined below, of LICENSEE, upon 30 day's prior written notice given by LICENSOR to LICENSEE no later than 60 days after receipt by LICENSOR of written notice from LICENSEE of the occurrence of such a transaction, or, if LICENSEE fails to give such written notice of the occurrence of such a transaction to LICENSOR within five days after its occurrence, on prior written notice given by LICENSOR to LICENSEE at any time after the fifth day after the occurrence of such a transaction. "Change in Control" shall mean (i) any change (whether by operation of law or otherwise, and whether in a single transaction or multiple transactions) in the direct or indirect ownership of or right to vote voting securities of LICENSEE, as a result of which the direct and indirect owners of the voting securities of LICENSEE as of the date hereof, cease to own or cease to have the right to vote, directly or indirectly, voting securities of LICENSEE the voting power of which constitutes at least 36 percent of all voting securities of LICENSEE; (ii) any change in the membership of the Board of Directors of LICENSEE such that more than one-third of the directors are persons whose election has not been previously recommended or approved by the Board of Directors of LICENSEE or such that Uzi Ruskin ceases to be a director of LICENSEE; (iii) any change in the identity(ies) of the person(s) or entity(ies) exercising a controlling influence over the management or policies of LICENSEE; (iv) any sale of all or substantially all of the assets of LICENSEE; or (v) the grant of any option, warrant, or other agreement the exercise or performance of which, alone or together with the exercise and performance of other such options, warrants and agreements then in effect, would result in any change described in clause (i), (ii), (iii) or (iv) above.

     (b) Insolvency or Bankruptcy. If LICENSEE files a petition in bankruptcy or is adjudicated a bankrupt or if a petition in bankruptcy is filed against LICENSEE or LICENSEE becomes insolvent or makes an assignment for the benefit of creditors or an arrangement pursuant to any bankruptcy law, or if LICENSEE discontinues its business, or suspends its business for whatever cause for more than 60 consecutive days or 60 days within a 90-day period, or if a receiver is appointed for LICENSEE, or LICENSEE admits in writing its inability, or is unable, to pay its debts as they mature, this Agreement and the license herein granted shall automatically terminate forthwith without any notice whatsoever being necessary, and all Minimum Royalties and all Percentage
Royalties on sales theretofore made shall become immediately due and payable and no Minimum Royalties paid in advance shall be repayable. Notwithstanding Paragraph 16, in the event this Agreement and the license granted herein are so terminated, LICENSEE, its receivers, representatives, trustees, agents, administrators, successors and/or assigns (collectively hereinafter referred to as the "Receivers" for the purposes of this subparagraph 15(b)), shall have no right to sell, exploit or in any way deal with or in any of the Products covered by this Agreement or use any tags, labels, cartons, containers, packing or wrapping materials, advertising, promotional or display materials pertaining thereto except with and under the special consent and instructions of LICENSOR in writing, which the Receivers shall be obliged to follow.

16.   CONSEQUENCES OF EXPIRATION OR TERMINATION OF THIS
AGREEMENT. Upon the expiration or termination of this Agreement for any reason whatsoever (and in addition to any and all rights and remedies LICENSOR may otherwise have in the event of termination for LICENSEE's breach), (i) all rights granted to LICENSEE hereunder shall immediately terminate and revert to LICENSOR, which shall be free to license others immediately to use the Trademarks and LICENSOR's services in connection with the manufacture, sale and distribution of the Products, (ii) except as otherwise provided in subsection 16(c), LICENSEE shall refrain from, and shall have absolutely no right to, any further use of the Trademarks, directly or indirectly, or of anything deemed by LICENSOR to be a simulation of such trademarks or deceptively similar thereto or likely to be confused therewith, in connection with the manufacture, sale or distribution of LICENSEE's products, (iii) LICENSEE shall not sell, exploit or in any way deal with or in any of the Products or use any tags, labels, cartons, containers, packing or wrapping materials or advertising, promotional or display materials pertaining thereto, (iv) LICENSEE shall have absolutely no right to a renewal or extension of this Agreement, and (v) all Minimum Royalties, all Coordinated Advertising amounts and all Percentage Royalties shall become immediately due and payable.

     (a) Right to Purchase. In the event of the termination or expiration of this Agreement for any reason whatsoever, LICENSOR, on notice to LICENSEE, shall have the prior right (but not the obligation) to purchase:

          (i) any or all of the Products at the lower of (a) the cost thereof to LICENSEE, as carried on its books of account (after eliminating any bookkeeping write-ups of such cost) or (b) the fair market value thereof, in the case of Products intended for sale during the then current season and at 50% of the amount specified above in the case of Products intended for sale during a preceding season; and

          (ii) any and all tags, cartons, labels, containers, packing or wrapping materials, advertising, promotional or display materials used in connection therewith, at the lower of (a) the cost thereof to LICENSEE, as carried on its books of account (after eliminating any bookkeeping write-ups of such cost) or (b) the fair market price thereof.

     (b) Inventories. Promptly after the date of notice of termination of this Agreement or not less than three months before the expiration of this Agreement and again promptly after such termination or expiration, the parties hereto shall jointly cause physical inventories to be taken of (i) all completed Products on hand; (ii) such Products as are in the process of manufacture and uncut piece goods unique to Products, which such Products in the process of manufacture shall not include any uncut piece goods or items referred to in subsection (iii) hereof on hand or on order as of the date of such termination or expiration; and (iii) all tags, labels or other identification bearing the Trademarks used on or in connection with said goods. During the interim period from notification of termination to actual date of termination or expiration, LICENSEE shall not complete any Products except as allowed under a production schedule prepared by LICENSOR after consultation with LICENSEE, in order to prevent LICENSEE from having a large inventory of Products at the expiration date of this Agreement. All costs and expenses of such physical inventories shall be borne by LICENSEE. During the three-month period immediately preceding the expiration of the term of this Agreement (hereinafter the "Final Quarter"), LICENSEE shall not have (a) an inventory of Products in excess of the inventory of such Products which it possessed during the three-month period immediately preceding such Final Quarter; or
(b) an inventory of uncut piece goods or unfinished Products greater than LICENSEE shall be able to manufacture into finished Products and sell in accordance with the terms of this Agreement during such Final Quarter.

     (c) Subsequent Sales. LICENSEE recognizes that any sale of the Products upon any such termination or expiration of this Agreement through other than prestige department stores and better specialty stores would cause irreparable damage to the prestige of LICENSOR and the Products and to the goodwill associated therewith. Accordingly, LICENSEE shall offer for sale or sell all of the Products not purchased by LICENSOR, pursuant to subsection 16(a), only in accordance with the following terms and conditions:

          (i) Upon such expiration or termination of this Agreement, LICENSEE shall cease manufacturing Products but, except in the event of termination pursuant to Section 15, may continue to sell or offer for sale only through prestige department stores and better specialty stores at such prices, subject to payment of the Percentage Royalties specified in Section 6 and on such other terms as the Products were offered for sale by LICENSEE immediately prior to such expiration or termination of this Agreement, for a period of three months after such expiration or termination, all completed Products set forth on the inventories referred to in subsection 16(b) which are not purchased by LICENSOR pursuant to subsection 16(a);
and

          (ii) Upon the termination of this Agreement pursuant to Section 15, or three months after its expiration or termination for any reason other than pursuant to Section 15, LICENSEE will not thereafter sell or offer for sale any merchandise (whether Products or otherwise) bearing any of the Trademarks or any trademarks similar hereto or likely to be confused therewith; LICENSEE shall remove all tags and labels bearing any such Trademarks from all such merchandise and shall destroy all remaining tags, labels, packaging and wrapping materials and promotional material, stationery and sales documents bearing any such Trademarks; and any inventory remaining after such termination or such three-month period, respectively, shall be disposed of (or destroyed) by, and at the expense of, LICENSEE strictly in accordance with LICENSOR's instructions.

     (d) Rights of Licensor. Nothing contained in this Agreement shall prevent LICENSOR from negotiating or entering into an agreement with any other person, granting a license to such person with respect to all or any portion of Products or from designing, manufacturing, introducing to the trade, promoting or taking orders for Products, or permitting such person under such license to do so, on or before the date of expiration of termination of this Agreement; provided that no deliveries of such Products are made until after the applicable date specified in subsection 16(c).

17. BOUTIQUE SALES. Nothing contained in this Agreement shall restrict or prevent the sale in Givenchy boutiques, corners or leased departments in the Territory of products supplied from sources which products are similar to Products licensed hereunder, free of any obligation to LICENSEE, provided that the average price range of such products is higher than the average price of any corresponding licensed Products. For the purposes of this Paragraph 17, "Givenchy boutiques and corners" shall include boutiques and corners regardless of (i) whether or not LICENSOR owns or operates such boutiques and corners, and (ii) whether such boutiques and corners are now existing or are hereafter established.

18. DESIGNER EXCLUSIVITY. LICENSEE will not, except with LICENSOR's prior written consent, directly or indirectly manufacture, distribute, sell or otherwise deal in products of the same kind as the Products, similar or related thereto, under the name, label, trademark or trademarks of or with any other reference to any Couture House or designer. LICENSEE shall give LICENSOR prompt written notice of its intent or agreement to manufacture, distribute, sell or otherwise deal in products under the name, label, trademark of or with any other reference to any United States designer.

19. GIVENCHY GENTLEMAN. LICENSEE acknowledges and agrees that LICENSOR intends to develop products (including Products covered by this Agreement) with unrestricted distribution in the Territory at a retail price substantially higher than Givenchy Monsieur, under the Trademark GIVENCHY GENTLEMAN.

20.  WARRANTIES OF THE PARTIES.

     (a) LICENSEE's Warranties. LICENSEE represents and warrants to LICENSOR that LICENSEE is authorized to enter into this Agreement; that this Agreement has been duly executed by an authorized signatory of LICENSEE and constitutes the valid and binding obligation of LICENSEE enforceable against LICENSEE in accordance with its terms; that at all times during the term of this Agreement, LICENSEE shall have the power and authority to perform all of its obligations under this Agreement; and that the execution, delivery and performance of this Agreement will not violate any agreement or instrument to which LICENSEE is a party.

     (b) Valid Agreement. This Agreement has been duly executed and delivered by LICENSEE and constitutes the legal, valid and binding obligation of LICENSEE enforceable against it in accordance with its terms.

     (c) Consents. Neither the execution and delivery by LICENSEE of this agreement or any of the instruments or agreements herein referred to nor the consummation by it of any of the transactions contemplated hereby or thereby nor the performance by LICENSEE of this agreement or any of the instruments or agreements herein referred to in accordance with their respective terms requires the consent, approval, order or authorization of, or registration with, or the giving of notice to, any governmental or public body or authority or any third party.

     (d) No Conflict. Neither the execution and delivery by LICENSEE of this agreement or any of the instruments or agreements herein referred to nor the consummation by it of any of the transactions contemplated hereby or thereby nor compliance by LICENSEE with any of their respective terms and provisions will contravene any existing federal, state or local law, rule or regulation or any judgment, decree or order applicable to or binding upon LICENSEE or will contravene or result in any breach of, or constitute any default under, or result in the creation of any lien upon property of LICENSEE, its certificate of incorporation or by-laws or any agreement or instrument to which it is a party or by which it or any of its properties may be bound.

     (e) Dispositions. LICENSEE has no present intention to dispose of any of its assets or properties other than sales of inventory in the ordinary course of business. LICENSEE shall give LICENSOR prompt written notice of any disposition of any of its assets or properties other than in the ordinary course of business.

21. CONFIDENTIALITY. Neither LICENSOR nor LICENSEE shall, at any time during or after the term of this Agreement, disclose or use for any purpose, other than as contemplated by this Agreement, any revealed or otherwise acquired confidential information and data relating to the business of the other.

22. ASSIGNMENT. This Agreement is personal to LICENSEE and neither it nor any of the rights or duties hereunder may be assigned, sublicensed, subcontracted or otherwise encumbered or disposed of by LICENSEE or by operation of law, nor may LICENSEE give up any control over the subject matter of this Agreement. LICENSOR and LICENSEE agree that LICENSOR has the right to assign and give up control of the subject matter of this Agreement to a company which possesses the rights in the Territory to the Trademarks licensed hereunder.

23. FORCE MAJEURE. In the event that manufacturing and/or sales operations of LICENSEE should be suspended or disrupted because of a recognized force majeure (including strikes), and should such suspension or disruption last for a consecutive period of 60 days or for an aggregate period of 70 days within a six-month period, LICENSOR shall have the right to terminate this Agreement as to all or any portion of the Territory, unless LICENSEE shall forthwith take affirmative steps to rectify the situation, except that if it is apparent at the time of such suspension or disruption that it cannot be rectified within the above stated 60-day period, LICENSOR may terminate this Agreement forthwith. In the event payment to LICENSOR of any royalties or other sums due it under this Agreement are prohibited or otherwise made impossible for more than 30 days by any applicable law and regulations, LICENSOR shall have the right to terminate this Agreement as to all or any portion of the Territory.

24. NOTICES. Any notification permitted or required under this Agreement shall be sent by certified or registered mail with return receipt requested, by reputable courier service providing next business day delivery within the continental U.S. (such as Federal Express, Network or Purolator), or by telecopy to each party, at the address for such party designated on the Summary Sheet or to such other address as the party in question may from time to time designate by notice. Mailed notices shall be deemed to be given 72 hours after mailing, notices delivered by courier shall be deemed to be given on the next business day, and notices sent by telecopy shall be effective when sent in accordance with the provisions hereof.

25. GOVERNING LAW. This Agreement shall be construed under and interpreted in accordance with and governed by the laws of the State of New York without regard to the conflicts of law provisions thereof. In the event that one or more provisions of this Agreement shall at any time be found to be invalid or otherwise rendered unenforceable, such provision or provisions shall be severable from this Agreement, so that the validity or enforceability of the remaining provisions of this Agreement shall not be affected thereby.

26. NO AGENCY RELATION. Nothing contained in this Agreement shall create or be deemed to create any agency, fiduciary, partnership or joint venture relation between or among the LICENSEE, LICENSOR, Givenchy Paris or Hubert de Givenchy. No party hereto shall have the power to obligate or bind the other party in any manner whatsoever.

27. COMPLETE AGREEMENT. As of the effective date hereof, this Agreement contains the full and complete understanding of the parties and replaces any prior agreement or arrangement between the parties, whether oral or written. The provisions of this Agreement may only be amended by a subsequent instrument in writing clearly purporting to effect such amendment and signed by both parties.

28.  MISCELLANEOUS.

     (a) The failure of a party hereto to enforce, or the delay by a party hereto to enforce, any of its rights under this Agreement shall not be deemed a continuing waiver or a modification by such party of any of its rights under this Agreement and any party may, within the time provided by the applicable law, commence appropriate proceedings to enforce any or all of its rights under this Agreement and any prior failure to enforce or delay in enforcement shall not constitute a defense.

     (b) The headings herein are for convenience of reference only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.

     (c) The word year, when used in this Agreement, shall mean the calendar year.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


GIVENCHY CORPORATION          VICTORIA CREATIONS, INC.



By: /s/ Jean-LucNegre         By: /s/ Pat Stensrud
Its    President              Its: President & CEO

                      SCHEDULE A

            Fine Department Stores such as:


1.

2.

3.

4.








           Better Specialty Stores such as:

1.

2.

3.

4.








The facty
y that certain stores are not listed on this Schedule A is not necessarily intended to exclude such stores from this partial list. However, any store in which LICENSEE distributes Products must be of the same caliber, quality, prestige and reputation of the stores listed above.

                   TABLE OF CONTENTS

1.   GRANT OF LICENSE. . . . . . . . . . . . . . . .  1

2.   TERM AND TERRITORY. . . . . . . . . . . . . . .  2
     (a)  Term . . . . . . . . . . . . . . . . . . .  2
     (b)  Territory. . . . . . . . . . . . . . . . .  2

3.   GIVENCHY LABEL AND TRADEMARKS . . . . . . . . .  3

4.   DESIGN AND CREATION OF LINE . . . . . . . . . .  3

5.   EXCLUSIVITY . . . . . . . . . . . . . . . . . .  4

6.   ROYALTIES; CERTIFIED STATEMENTS; CLOSE-OUT
     SALES . . . . . . . . . . . . . . . . . . . . .  4
     (a)  Percentage Royalty . . . . . . . . . . . .  4
     (b)  Minimum Royalty. . . . . . . . . . . . . .  5
     (c)  Over-Royalty . . . . . . . . . . . . . . .  5
     (d)  Payment. . . . . . . . . . . . . . . . . .  5
     (e)  Certified Quarterly Statements . . . . . .  6
     (f)  Certified Yearly Statement . . . . . . . .  6
     (g)   Format for Certified Statements . . . . .  6
     (h)  Net Sales Shortfall. . . . . . . . . . . .  7
     (i)  Close-Out Sales. . . . . . . . . . . . . .  7
     (j)  Audit Provisions . . . . . . . . . . . . .  8

7.    PRODUCT PRODUCTION . . . . . . . . . . . . . .  9
     (a)  Product Approvals. . . . . . . . . . . . .  9
     (b)  Control of Inventory . . . . . . . . . . .  9
     (c)   Packaging Approval. . . . . . . . . . . . 10
     (d)   Samples . . . . . . . . . . . . . . . . . 10
     (e)  Changes. . . . . . . . . . . . . . . . . . 10
     (f)   Facilities Inspection . . . . . . . . . . 10
     (g)  Notices. . . . . . . . . . . . . . . . . . 10
     (h)  Country of Origin. . . . . . . . . . . . . 10

8.   SALES AND PROMOTION . . . . . . . . . . . . . . 10
     (a)  Sales Personnel. . . . . . . . . . . . . . 11
     (b)  Showroom . . . . . . . . . . . . . . . . . 11
     (c)  Sales to Fine Department and Better Specialty
          Stores . . . . . . . . . . . . . . . . . . 11
     (d)  Sales to Mail Order; Premiums. . . . . . . 11

9.   ADVERTISING AND PUBLIC RELATIONS. . . . . . . . 11
     (a)  Annual Advertising Amount. . . . . . . . . 12
          (i)  Marketing Plan. . . . . . . . . . . . 12
          (ii)  Required Advertising . . . . . . . . 12
               (A)  Trade Advertising. . . . . . . . 12
               (B)  Consumer Advertising . . . . . . 12
          (iii)Coordinated Advertising . . . . . . . 12
          (iv) Exclusions. . . . . . . . . . . . . . 12
          (v)  Advertising Shortfall . . . . . . . . 13
     (b)  Advertising Format . . . . . . . . . . . . 13

10.  TRADEMARK, COPYRIGHT AND PATENT PROTECTION. . . 14
     (a)  Trademark Protection . . . . . . . . . . . 14
     (b)  Copyright Protection . . . . . . . . . . . 14
     (c)  Patent Protection. . . . . . . . . . . . . 15

11.  SUBLICENSES . . . . . . . . . . . . . . . . . . 16

12.   BOOKS AND RECORDS. . . . . . . . . . . . . . . 16

13.  INSURANCE; PRODUCT LIABILITY INDEMNIFICATION. . 16

14.  TERMINATION FOR BREACH. . . . . . . . . . . . . 17

15.  TERMINATION FOR CHANGE OF CONTROL, INSOLVENCY OR
     BANKRUPTCY. . . . . . . . . . . . . . . . . . . 17
     (a)  Change in Control. . . . . . . . . . . . . 17
     (b)  Insolvency or Bankruptcy . . . . . . . . . 18

16.   CONSEQUENCES OF EXPIRATION OR TERMINATION OF
     THIS AGREEMENT. . . . . . . . . . . . . . . . . 18
     (a)  Right to Purchase. . . . . . . . . . . . . 19
     (b)  Inventories. . . . . . . . . . . . . . . . 19
     (c)  Subsequent Sales . . . . . . . . . . . . . 19
     (d)  Rights of Licensor . . . . . . . . . . . . 20

17.  BOUTIQUE SALES. . . . . . . . . . . . . . . . . 20

18.  DESIGNER EXCLUSIVITY. . . . . . . . . . . . . . 20

19.  GIVENCHY GENTLEMAN. . . . . . . . . . . . . . . 21

20.  WARRANTIES OF THE PARTIES . . . . . . . . . . . 21
     (a)  LICENSEE's Warranties. . . . . . . . . . . 21
     (b)  Valid Agreement. . . . . . . . . . . . . . 21
     (c)  Consents . . . . . . . . . . . . . . . . . 21
     (d)  No Conflict. . . . . . . . . . . . . . . . 21
     (e)  Dispositions . . . . . . . . . . . . . . . 22

21.   CONFIDENTIALITY. . . . . . . . . . . . . . . . 22

22.  ASSIGNMENT. . . . . . . . . . . . . . . . . . . 22

23.   FORCE MAJEURE. . . . . . . . . . . . . . . . . 22

24.   NOTICES. . . . . . . . . . . . . . . . . . . . 22

25.  GOVERNING LAW . . . . . . . . . . . . . . . . . 22

26.  NO AGENCY RELATION. . . . . . . . . . . . . . . 23

27.  COMPLETE AGREEMENT. . . . . . . . . . . . . . . 23

28.  MISCELLANEOUS . . . . . . . . . . . . . . . . . 23

SCHEDULE A . . . . . . . . . . . . . . . . . . . . . 24
                          SUMMARY SHEET
This page is an integral part of the License Agreement dated
January 1, 1994 between Victoria Creations, Inc., LICENSEE, and
Givenchy Corporation, LICENSOR.

LICENSOR:   GIVENCHY CORPORATION
            21 East 75th Street
            New York, NY 10021
            Phone:  (212) 772-1322
            Fax:     (212) 772-2405

LICENSEE:   VICTORIA CREATIONS, INC.
            385 Fifth Avenue
            New York, New York 10016
            Phone: 212-725-0600
            Fax:   212-684-2390

Territory:  Worldwide (subject to exclusion of Europe per
            Addendum)

Products:   All ladies' costume jewelry excluding wedding bands
            worldwide. Men's jewelry only for sales through the duty-free industry.

Labels:     Bijoux Givenchy

Trademarks:      Bijoux Givenchy and 4G.  Monsieur Givenchy only
                 for men's jewelry for sales through the duty-free industry

Percentage Royalty:  Confidential Treatment Requested

Minimum Guaranteed Royalty:  Confidential Treatment Requested

Duration of Contract:

      Commencement date:     July 1, 1994 (subject to fulfillment of
      the conditions set forth in Section A of the Addendum, and subject to acceleration upon earlier fulfillment thereof)

      Termination date:December 31, 1999

National Advertising:

      2% of Net Sales per contract year for national advertising


      IN WITNESS WHEREOF, the parties have executed this Summary
Sheet as of the date first above written.

GIVENCHY CORPORATION                    VICTORIA CREATIONS, INC.

By: /s/ Jean-Luc Negre                  By: /s/ Patricia Stensrud
    Its: President                      Its: President & CEO

GIVE-SUM.D11        ADDENDUM TO LICENSE AGREEMENT DATED JANUARY 1, 1994
          BETWEEN VICTORIA CREATIONS, INC., LICENSEE, AND
                  GIVENCHY CORPORATION, LICENSOR


This Addendum constitutes an integral part of the captioned License Agreement. Notwithstanding anything to the contrary contained in the License Agreement or the accompanying Summary Sheet, LICENSOR and LICENSEE agree as follows:

A. REPLACEMENT OF ORIGINAL LICENSE; RENEWAL FEE. Reference is made to that certain License Agreement dated December 31, 1982 among Hubert deGivenchy, Givenchy S.A., Givenchy, Inc. (collectively, "Original Licensor") and LICENSEE, as amended (the "Original License"). LICENSOR has succeeded to all the rights and obligations of Original Licensor under the Original License by assignment, and Original Licensor no longer has any rights or obligations thereunder. The Original License will expire by its terms on December 31, 1995. LICENSEE has requested an extension or renewal of certain of its rights under the Original License. LICENSOR is willing to grant LICENSEE'S request only on the condition that the Original License is replaced in its entirety by this License Agreement. LICENSOR and LICENSEE have agreed as follows in connection with the replacement of the Original License by this License Agreement:

      1.    On the Commencement Date specified in the Summary
Sheet: (a) the Original License shall automatically terminate, without further action or documentation by the parties, and no party thereto shall have any further liability or obligation thereunder; provided, however, that each of LICENSOR and LICENSEE shall remain liable and obligated for all liabilities and obligations accrued, due or payable under the Original License prior to the Commencement Date;
and provided further than any breach or default existing under the Original License prior to the Commencement Date shall be deemed a breach or Default under this License Agreement; and (b) this License Agreement shall govern the rights and obligations of the parties from and after the Commencement Date.

      2. Prior to the Commencement Date, LICENSEE shall pay to LICENSOR a renewal fee in the amount of Four Hundred Twenty-
Seven Thousand Five Hundred and No/100 Dollars ($427,500.00), in consideration of LICENSOR's entering into this License Agreement. Said renewal fee shall be deemed fully earned as of the Commencement Date specified in the Summary Sheet, and shall not be refundable.


B. WAIVER. LICENSEE hereby irrevocably waives and relinquishes any right to assert against LICENSOR in connection with the License Agreement the bar of the so-called automatic stay or any similar doctrine, whether under Section 362 of the U.S. Bankruptcy Code or otherwise, but not any other rights or defenses, said waiver and relinquishment to be limited to non-monetary remedies sought by LICENSOR against LICENSEE and agrees to join LICENSOR, at LICENSOR's request, in a joint motion before any judicial authority to have such stay as to non-monetary remedies lifted as to LICENSOR in connection with the License Agreement.

C. SECTION 1(c): LICENSEE DISPUTES. The second and third sentences of Section 1(c)(i) of the License Agreement are deleted and the following inserted in their place and stead:

      "In case of conflict between or among the definitions of any apparel, accessories or other articles licensed under agreements with other licensees or reserved to LICENSOR hereunder, and the Products licensed under this Agreement, such conflict shall be resolved by arbitration in New York, New York by a single arbitrator who shall be knowledgeable in marketing and trademark matters. The arbitrator shall be appointed on an annual basis by LICENSOR and LICENSEE, and shall not be bound by the rules of the American Arbitration Association, but shall adopt such procedures as shall appear appropriate to decision making, in order that disputes may be resolved within commercially viable time periods. Each party shall bear its own costs in any such proceeding."

D.    SECTION 1(d):  PRODUCT ELIMINATION.  Section 1(d) of the
License Agreement is hereby deleted.

E.    SECTION 2(b):  TERRITORY CHANGE.  In the event that
LICENSEE fails to achieve Net Sales in Europe for calendar year 1995 of at least U.S. $2.5 million or for calendar year 1996 of at least U.S. $2.75 million, LICENSOR may eliminate Europe from the Territory by giving notice of such elimination to LICENSEE within ninety (90) days after LICENSOR receives actual notice of LICENSEE's Net Sales in Europe for the applicable year. If LICENSOR timely gives such notice, then, from and after the expiration of one hundred twenty
(120) days following the date of such notice, (a) LICENSEE shall have no further rights under the License Agreement with respect to Europe to the same extent as if Europe had never been included in the Territory and (b) LICENSOR agrees that any licensee replacing LICENSEE with respect to the sale of Products in Europe shall be required to manufacture or cause the manufacture of such Products outside of the United States of America.

F.    SECTION 2(b):  SALES OUTLETS INCLUDED IN TERRITORY.

      1. Section 2(b)(i): Sales Outlets. Notwithstanding anything to the contrary contained in Section 2(b) of the License Agreement, the license granted pursuant to the License Agreement shall extend to (i) free ports and duty-free shops, (ii) armed forces installations inside and outside the Territory, (iii) any airlines for sale on board their aircraft on all flights, (iv) duty-paid shops serving airports or operated in connection with duty-free shops and (v) perfumeries.

      2. Section 2(b)(ii): Supply to Sales Outlets. Section 2(b)(ii) of the License Agreement is hereby amended by deleting "airline or duty-free or duty-paid shop" from the second sentence thereof and by deleting "airline or shop" from the last sentence thereof.

G. EARLY TERMINATION. In the event of any termination of this License prior to the Expiration Date in accordance with the terms hereof, LICENSOR shall pay to LICENSEE, within thirty (30) days after the effective date of such termination (or, in connection with any situation described in Section 15(b), thirty (30) days after the effective date of rejection of this License Agreement pursuant to
Section 365 of the U.S. Bankruptcy Code), the excess of: (a) (i) if such effective date is on or prior to December 31, 1998, $427,500.00, and (ii) if such termination date is after December 31, 1998, an amount equal to the product of $427,500.00 multiplied by a fraction, the denominator of which is 365 and the numerator of which is the number of days remaining in 1999 as of such effective date; over (b) any amounts due from LICENSEE to LICENSOR under or in connection with this License (including, without limitation, any cost, expense, loss or damage paid, suffered or incurred by LICENSOR in connection with any breach or default by LICENSEE hereunder).

H. SECTION 6(i)(i): CLOSE-OUT SALES. Notwithstanding anything to the contrary contained in the License Agreement, LICENSEE may dispose of unsold Products through the types of stores or outlets through which LICENSEE has conducted Close-Out Sales prior to the date hereof, as listed on Exhibit B hereto, and otherwise as provided in the License Agreement.

I. SECTION 6(j): AUDIT. Section 6(j) of the License Agreement is hereby amended by inserting the word "written" before the word
"notice" in the fourth line thereof.

J.    SECTION 7:  PRODUCT PRODUCTION.  Section 7 of the License
Agreement is hereby amended by inserting the phrase "for the price brackets in question" after the words "highest standard" in the fourth line thereof.

K. SECTION 7(b): CONTROL OF INVENTORY. Notwithstanding anything to the contrary contained in the License Agreement, LICENSEE shall be responsible for and shall indemnify LICENSOR against only those acts or omissions by any manufacturer or subcontractor of the Products directed or authorized by, acquiesced in or taken with the knowledge of LICENSEE, which are within the control of LICENSEE, or which result from any failure by LICENSEE to exercise due care in the selection or supervision of such manufacturer or subcontractor.

L. SECTION 7(d): SAMPLES. Notwithstanding anything to the contrary contained in the License Agreement, LICENSEE shall, at its own expense, furnish to LICENSOR production samples of Products pursuant to the License Agreement, provided, however, that the total wholesale price of samples required to be so furnished shall not exceed $1,000.00 in any one calendar year. If LICENSOR requests additional samples, LICENSEE shall furnish them, but LICENSOR shall reimburse LICENSEE for LICENSEE's documented wholesale price thereof. In addition, all prototypes of Products furnished to LICENSOR for its approval or information shall be returned to LICENSEE.

M.    SECTION 7(e):  MATERIAL CHANGES.  Section 7(e) of the
License Agreement is hereby amended by inserting the words
"material or substantial" before the word "respect" in the fourth line thereof.

N. SECTION 7(h): COUNTRY OF ORIGIN. Notwithstanding anything to the contrary contained in the License Agreement, the production and manufacture of the Products shall be completed at LICENSEE's main manufacturing facility or facilities located in the United States of America; provided, however, that so long as the principal production and manufacturing of the Products continues to be done at LICENSEE's facilities in the United States of America, LICENSEE may use other third party manufacturers and/or subcontractors for production of components, non-substantial production or finishing of the Products without LICENSOR's prior written approval, regardless of the country of origin or location of operations of such manufacturers and/or subcontractors.

O.    SECTIONS 8(a) and (b):  SALES PERSONNEL/SHOWROOM.
Notwithstanding the provisions of Sections 8(a) and (b), LICENSOR acknowledges that the location and size of LICENSEE'S present showroom and sales facilities conform to the standards established in such sections.

P. SECTION 8(d): MAIL-ORDER SALES. Notwithstanding anything to the contrary contained in the License Agreement, LICENSEE may sell the Products through any mail-order channel of distribution (but in no event through any credit card or home shopping catalogue or network) of the same or higher quality and prestige as those mail-order channels of distribution through which LICENSEE has sold Products prior to the date hereof as listed on Exhibit C attached hereto, or otherwise through any mail-order channel of distribution (including, without limitation, any credit card or home shopping catalogue or network) to which LICENSOR has given its prior written consent.

Q. SECTION 9(a)(i): MARKETING PLAN. Section 9(a)(i) is hereby amended by inserting the word "reasonable" before the word
"approval" in the fifth line thereof, and by inserting the following at the end thereof:

      "Together with the Marketing Plan and Budget, LICENSEE shall deliver to LICENSOR a report identifying the ten (10) best selling styles in each of the fashion, classic and duty-free collections for each classification of earrings, necklaces, pins and bracelets of the Products for the preceding twelve (12) month period, setting forth the quantity of each such style sold during such period, and stating LICENSEE's product plan specifications for design needs for the following year."

R. SECTION 9(a)(v): ADVERTISING SHORT FALL. Notwithstanding anything to the contrary contained in the License Agreement, LICENSEE shall not be deemed to be in breach or default under this License Agreement on account of the amount of any shortfall referred to in Section 9(a)(v) of the License Agreement which is 33 percent or less of the amount required to have been expended during the period in question (exclusive of any shortfall amount required to be expended during such period) unless LICENSEE fails to expend the amount of such shortfall in accordance with Section
9 of the License Agreement prior to the earlier of (a) the expiration of two years following the end of the period during which such amount should originally have been expended, and (b) the termination or expiration of this Agreement.

S. SECTION 13: INSURANCE. Section 13 of the License Agreement is hereby amended by deleting the amount "$5,000,000" and inserting the amount "$1,000,000" in its place and stead.

T. SECTION 14: TERMINATION FOR BREACH. Section 14 of the License Agreement is hereby amended by deleting the phrase "after the applicable due dates" from clause (i) thereof and inserting the phrase "after receipt of written notice of breach and termination from LICENSOR" in its place and stead.

U.    SECTION 15(a):  CHANGE OF CONTROL.  Section 15(a) of the
License Agreement is hereby amended by deleting clause (iv) thereof and inserting the following in its place and stead:

      "(iv) any sale of all or substantially all of the assets of LICENSEE other than a sale to a majority-owned subsidiary company of LICENSEE or to LICENSEE's parent or to a majority-owned subsidiary thereof; provided that LICENSOR has consented in writing to the assignment of this Agreement to such affiliate, which consent shall not be unreasonably withheld, and that any such affiliate of LICENSEE assumes all of the obligations of LICENSEE under the License Agreement in a writing satisfactory to LICENSOR; and provided further that, by way of example and without limitation, any withholding of consent to such assignment shall be deemed reasonable if based on LICENSOR's adverse determination as to the assignee's financial strength and creditworthiness or as to the assignee's experience and expertise in the business of manufacturing and marketing upgrade costume jewelry, or if based on the fact that Mr. Uzi Ruskin is not a director and chief executive officer (or a director and a comparable senior management leadership position, however denominated) of the assignee or is not involved in the operations of the assignee to substantially the same extent that he is involved in the operations of LICENSEE on the date hereof."

V. SECTION 15(b): INSOLVENCY OR BANKRUPTCY. Section 15(b) of the License Agreement is hereby amended by adding the following sentence to the end thereof:

      "If LICENSOR files a petition in bankruptcy or is adjudicated a bankrupt or if a petition in bankruptcy is filed against LICENSOR or LICENSOR becomes insolvent or makes an assignment for the benefit of creditors or an arrangement pursuant to any bankruptcy law, or if LICENSOR discontinues its business, or suspends its business for whatever cause for more than sixty (60) consecutive days or for sixty (60) days within a ninety (90) day period, or if a receiver is appointed for LICENSOR, or LICENSOR admits in writing its inability, or is unable, to pay its debts as they mature, this Agreement and the license herein granted shall automatically terminate forthwith without any notice whatsoever being necessary.

W.    SECTION 16:  POST-TERMINATION.

      1.    Section 16(a):  Right to Purchase.  Sections 16(a)(i) and
(ii) are deleted in their entireties and the following is inserted in their place and stead:

            "(i) any or all of the Products bearing the Labels or Trademarks at LICENSEE'S wholesale price; and

            (ii) any and all tags, cartons, labels,
            containers, packaging or wrapping
            materials, advertising, promotional or
            display materials used in connection
            therewith at the cost thereof to LICENSEE."

      2. Section 16(b): Completion of Goods in Process. Notwithstanding anything to the contrary contained in the License Agreement, upon the expiration or termination of the License Agreement, LICENSEE may complete any Products in the process of manufacture, which such Products in the process of manufacture shall not include any unassembled raw materials or items referred to in Section 16(b)(iii) of the License Agreement on hand or on order as of the date of such termination or expiration.

      3. Section 16(c): Sale of Products After Breach. Section 16(c)(i) of the License Agreement is hereby amended by deleting the phrase "except in the event of termination pursuant to Section 15" from the second line thereof. Section 16(c)(ii) of the License Agreement is hereby amended by deleting the first two lines thereof and inserting in their place and stead the phrase "three months after the expiration or termination of the License Agreement,".

X.    SECTION 18:  DESIGNER EXCLUSIVITY.  Section 18 of the
License Agreement is hereby amended by inserting the phrase
"Western European" before the words "Couture House" and "designer" in the fourth line thereof. Notwithstanding anything to the contrary in the License Agreement, LICENSEE may, without LICENSOR's prior written consent, directly or indirectly manufacture, distribute, sell or otherwise deal in products of the same kind as the Products under the name, label, trademark or trademarks of Karl Lagerfeld.

Y.    SECTION 19:  GIVENCHY GENTLEMEN.  Section 19 of the License
Agreement is hereby amended by inserting the words "manufactured in Europe and sold" after the parenthetical in the second line thereof.

Z. SECTION 23: FORCE MAJEURE. Notwithstanding anything to the contrary in the License Agreement, in the event manufacture or production operations of LICENSEE are suspended or disrupted due to causes not the fault and beyond the reasonable control of LICENSEE as provided in Section 23 of the License Agreement, the 60-day period referred to throughout Section 23 shall become a six-month period and the aggregate period of 70 days within a six-month period shall not apply.

AA.   SECTION 24:  NOTICES.  Section 24 of the License Agreement
is hereby amended by deleting the words "or by telecopy to each party," from the first sentence thereof. Notwithstanding anything to the contrary contained in the License Agreement, notice sent pursuant to Section 24 shall be deemed to be given upon the first of receipt or refusal to accept delivery thereof.

BB.   REASONABLENESS; TIMING OF APPROVAL.  Notwithstanding
anything to the contrary in the License Agreement, whenever the approval of LICENSOR is required with respect to the design of Products, samples of Products or advertising materials referred to in Section 9(b)(ii): (a) such approval shall not be unreasonably withheld by LICENSOR and (b) if written non-approval is not given by LICENSOR within two weeks of receipt by LICENSOR of the item to be approved, said item shall be deemed approved.

LICENSOR:                                  LICENSEE:

GIVENCHY CORPORATION                VICTORIA CREATIONS, INC.


By: /s/ Jean-Luc Negre              By: /s/ Patricia Stensrud
its: President                      Its: President & CEO